TD Commercial Banking

CREDIT COMPLIANCE GROUP
Suite 237 - 610 Sixth Street,
Royal City Centre,
New Westminster, B.C. V3L 5V1
Phone 604 659-7299
Fax 604 659-7922

May 1, 2007

IRREVOCABLE COMMERCIAL LETTER OF CREDIT

BENEFICIARY:
ARE-BC No. 2 Trust
385 E. Colorado Boulevard, Suite 299
Pasadena, CA, USA
91101

COPY

APPLICANT
Response Biomedical Corp
8900 Glenlyon Pky Suite 100
Burnaby, B.C.
V5J5J8

Issued on Behalf of:
The Toronto-Dominion Bank
700 West Georgia, Vancouver B.C. V7Y1A2

LETTER OF CREDIT No.:

We hereby authorize you to draw on The Toronto-Dominion Bank, at the above noted BRANCH, for the account of the indicated APPLICANT, up to an aggregate amount of Eight Hundred and Seventy Thousand, Six Hundred and Ten.37 **($870,610.37) DOLLARS**, available on demand as follows:

This Letter of Credit/Guarantee is being issued with respect to: the Lease Agreement

Pursuant to the request of our customer, we The Toronto-Dominion Bank hereby establish and give to you an irrevocable Standby Letter of Credit (the "Credit") in your favour in the total amount of Eight Hundred and Seventy Thousand, Six Hundred and Ten.37 ($870,610.37) DOLLARS, which may be drawn on by you at any time and from time to time upon written demand for payment made upon us by you, which demand we shall honour without inquiring whether you have a right as between yourself and our Customer to make such a demand and without recognizing any claim of our Customer, provided, however, that you are to deliver to us at the time that such written demand for payment is made upon us a certificate purported to be signed by an authorized officer of the beneficiary stating that monies drawn pursuant to this Letter of Credit will be retained and used by you only to meet our Customer's obligations pursuant to its lease of premises located at 1781 West 75th Avenue, Vancouver, British Columbia.

The Bank will accepted written demands delivered by regular postal service or courier service.

The amount of this Credit shall be reduced from time to time as advised by notice in writing given to this branch from time to time by you.

Partial drawings are permitted.

The Credit will expire at the Branch address at the close of banking business on April 30, 2008.

Notwithstanding the expiry date, it is a condition that this Letter of Credit shall be deemed to be automatically extended without amendment for one year from the present or any expiry date hereof, unless thirty (30) days prior to any such date we shall notify you in writing that we elect not to consider this Letter of Credit renewed for any additional period.

The Credit will not be renewed beyond April 30, 2023 and will expire at the Branch address at the close of banking business on that day.

THIS LETTER OF CREDIT IS TRANSFERABLE AND MAY BE TRANSFERRED ON MULTIPLE OCCASIONS. THIS LETTER OF CREDIT MAY BE TRANSFERRED TO THE TRANSFEREE OR SUCCESSOR OF THE BENEFICIARY AT NO COST TO THE BENEFICIARY OR THE BENEFICIARY'S TRANSFEREE BY DELIVERY BY THE BENEFICIARY TO US OF THE ATTACHED ANNEX I DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY. APPLICANT SHALL BE RESPONSIBLE FOR THE PAYMENT OF ANY TRANSFER FEE IN THE SUM OF C$750.00 Dollars FOR EACH SUCH TRANSFER AND ANY OTHER REQUIREMENTS RELATIVE TO THE UCP 500 (AS HEREINAFTER DEFINED) AND U.S. GOVERNMENT REGULATIONS. IN THE EVENT THIS LETTER OF CREDIT IS TRANSFERRED, THE TRANSFEREE SHALL BE THE BENEFICIARY HEREOF AND DRAFTS AND DOCUMENTS PURSUANT HERETO MUST BE EXECUTED BY A REPRESENTATIVE OF THE TRANSFEREE.

THIS LETTER OF CREDIT IS ISSUED SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), ICC PUBLICATION NO. 500.

Yours truly,

A518 F846

Marilyn Akazawa Assistant Manager Credit Compliance Group	Lorraine Ferreira Team Leader Mid-Market Compliance